EXHIBIT 99.1

Accenture Reports First-Quarter Earnings

NEW YORK; Jan. 13, 2004 — Accenture (NYSE: ACN) today reported results for the first quarter of fiscal 2004, ended Nov. 30, 2003.

Revenues before reimbursements (“net revenues”) for the first quarter were $3.26 billion, compared with $2.93 billion for the first quarter of fiscal year 2003, an increase of 11 percent in U.S. dollars and an increase of 4 percent in local currency.

Diluted earnings per share for the first quarter were $0.33, compared with $0.27 for the first quarter of fiscal year 2003. Diluted earnings per share for the first quarter of fiscal 2004 include a benefit of $0.06 a share from an $86 million reduction in reorganization liabilities established in connection with Accenture’s transition to a corporate structure in 2001.

Operating income for the first quarter was $507 million, representing 15.5 percent of net revenues, compared with $429 million, or 14.6 percent of net revenues, for the first quarter last fiscal year. Excluding the $86 million reduction in reorganization liabilities, operating income for the first quarter would have been $421 million, or 12.9 percent of net revenues.

Gross margin (gross profit as a percentage of net revenues) was 34.1 percent in the first quarter, versus 39.4 percent a year ago and 34.4 percent for the fourth quarter of fiscal 2003. The decline reflects: the continuing shift in the company’s business mix toward outsourcing, which has lower gross margins, particularly during the first year of new contracts; ongoing pricing pressures; and lower-than-expected margins on three contracts within the Communications & High Tech operating group, which reduced consolidated gross margins for the quarter by approximately 120 basis points, or $50 million.

Selling, general and administrative costs for the first quarter of fiscal 2004 were $690 million, or 21.2 percent of net revenues, down from 24.8 percent of net revenues for the first quarter of fiscal 2003, reflecting the continuing shift in the company’s business mix toward outsourcing, as well as the company’s continued focus on achieving greater efficiencies in acquiring new business and on reducing administrative costs.

In the first quarter of fiscal 2004, Accenture did not accrue variable compensation expense and reversed $4 million of previously accrued variable compensation for partners. The company will pay approximately $4 million of previously accrued variable compensation to partners in the second quarter. During the first quarter of fiscal 2003, Accenture accrued variable compensation expense of $17 million.

The company’s effective tax rate for the three months ended Nov. 30, 2003 was 34.8 percent, compared with 38.0 percent for the three months ended Nov. 30, 2002. The decrease from 38.0 percent to 34.8 percent resulted from the tax effect of the reduction in reorganization liabilities and a reduction of prior-year income tax liabilities as a result of a favorable settlement of a non-U.S. tax audit in fiscal 2004. The decrease in reorganization liabilities during the three months ended Nov. 30, 2003 reduced the 2004 annual effective tax rate by 1.8 percentage points because it had the effect of increasing pre-tax income without a corresponding increase in income tax expense. The effective tax rate for fiscal 2004 is expected to be 34.8 percent.

Income before minority interest for the first quarter of fiscal 2004 was $335 million, compared with $269 million for the first quarter of fiscal 2003.

Accenture’s total cash balance, including cash equivalents and restricted cash, at Nov. 30, 2003 was $2.33 billion, compared with $2.42 billion at Aug. 31, 2003. Operating cash flow was $126 million for the first quarter of fiscal 2004, compared with $198 million for the first quarter of fiscal 2003. Free cash flow, defined as operating cash flow net of property and equipment additions of $47 million, was $79 million, compared with $179 million for the first quarter last year. The decline in free cash flow is primarily the result of income tax refunds that occurred in the first quarter of last fiscal year as well as increases in client receivables and unbilled services during the first quarter of fiscal 2004. Accenture had 49 days services outstanding for the first quarter of fiscal 2004, compared with 50 for the first quarter of fiscal 2003. The company expects to reduce client balances in future quarters by improving billing and collections and is targeting to be at or below the 44 days services outstanding level achieved at Aug. 31, 2003. Total debt at Nov. 30, 2003 was $50 million, down $10 million from Aug. 31, 2003.

Joe W. Forehand, Accenture chairman and CEO, said, “We are encouraged by signs of economic recovery in many parts of the world. We are seeing good business opportunities and are pleased with our strong new bookings, particularly in outsourcing. New bookings for the first quarter were $5.05 billion, our third-highest quarter ever, with outsourcing new bookings of $2.98 billion and consulting new bookings of $2.07 billion.

“Our priority for the balance of the year will be to stay focused on execution. With our utilization improving and with growth in our billable workforce, we can be more selective about the opportunities we pursue and how we price our services. In addition, we are committed to further improving our contract management and operating disciplines. At the same time we will continue to focus on executing the three growth platforms of our business strategy: scaling business consulting, extending our leadership in systems integration and technology, and accelerating our efforts in business process outsourcing. In every aspect of our business, we will continue to be relentless in delivering the value to our clients that enables them to address the challenges they face and become high-performance businesses.”

Consulting and Outsourcing Net Revenues

•	Consulting revenues were $2.10 billion, or 64 percent of net revenues for the quarter, a decrease of 1 percent in U.S. dollars and a decrease of 9 percent in local currency from the first quarter of fiscal 2003.

•	Outsourcing accounted for $1.17 billion, or 36 percent of net revenues for the quarter, an increase of 45 percent in U.S. dollars and an increase of 37 percent in local currency from the first quarter of fiscal 2003.

Net Revenues by Operating Group

•	Communications & High Tech: $879 million, compared with $830 million for the first quarter of fiscal 2003, an increase of 6 percent in U.S. dollars and flat in local currency, primarily due to favorable currency translation and increased revenues from large outsourcing contracts, mainly from communications clients, which offset lower consulting revenues.

•	Financial Services: $646 million, compared with $602 million for the first quarter of fiscal 2003, an increase of 7 percent in U.S. dollars and a decrease of 1 percent in local currency, due to the strength of the Euro and to outsourcing revenue growth in our Banking and Insurance industry groups, which offset lower consulting revenues, as well as to revenue growth in our Capital Markets industry group.

•	Government: $478 million, compared with $359 million for the first quarter of fiscal 2003, an increase of 33 percent in U.S. dollars and an increase of 27 percent in local currency, reflecting strong growth in both consulting and outsourcing work and growth across all geographical areas, particularly from U.S. Federal government clients.

•	Resources: $555 million, compared with $487 million for the first quarter of fiscal 2003, an increase of 14 percent in U.S. dollars and an increase of 7 percent in local currency, as strong growth in outsourcing more than offset a decrease in our consulting revenues and growth in our Utilities industry group and favorable currency translation more than offset declines in most of our other industry groups within Resources.

•	Products: $701 million, compared with $650 million for the first quarter of fiscal 2003, an increase of 8 percent in U.S. dollars and an increase of 1 percent in local currency, primarily as a result of favorable currency translation and growth in our Pharmaceuticals & Medical Products industry group, partly offset by a decrease in our Transportation & Travel services industry group.

Net Revenues by Geographic Region

•	Europe, Middle East and Africa (EMEA): $1.55 billion, compared with $1.33 billion for the first quarter of fiscal 2003, an increase of 16 percent in U.S. dollars and an increase of 4 percent in local currency.

•	Americas: $1.49 billion, compared with $1.39 billion for the first quarter of fiscal 2003, an increase of 7 percent in U.S. dollars and an increase of 5 percent in local currency.

•	Asia Pacific: $220 million, compared with $207 million for the first quarter of fiscal 2003, an increase of 6 percent in U.S. dollars and a decrease of 3 percent in local currency.

Business Outlook

Accenture said that it will take a charge in the second quarter of fiscal 2004 related to real estate consolidation, primarily in the United States and the United Kingdom, which is expected to be substantially completed during the second quarter. The total cost of consolidating locations and disposing of related fixed assets is expected to be in the range of $75 million to $100 million and will be recorded as various locations are consolidated.

For the second quarter of fiscal 2004, Accenture expects net revenues to be in the range of $3.10 billion to $3.25 billion and earnings per share to be in the range of $0.21 to $0.27.

Accenture said that, including any future impact of EITF 00-21, it expects net revenue growth for fiscal year 2004 to be in the 8 percent to 12 percent range. For the full fiscal year 2004, Accenture expects operating cash flow to be $1.6 billion to $1.8 billion; property and equipment additions to be in the range of $300 million to $350 million; and free cash flow to be in the range of $1.3 billion to $1.5 billion. Accenture is targeting new bookings for fiscal year 2004 to be in the range of $18 billion to $20 billion. Given both known and potential accounting changes, Accenture will not be providing guidance at this time for earnings per share for the full fiscal year 2004. The three contracts with lower-than-expected margins identified in the first quarter could continue to affect Accenture’s margins in the second quarter but are not expected to affect the company’s ability to meet its management plan for the full fiscal year or its trajectory for future earnings per share.

Standard & Poor’s Core Earnings*

In order to provide investors with an additional perspective, Accenture presents core earnings using Standard & Poor’s Core Earnings* methodology in addition to reporting earnings on a GAAP basis. Accenture’s S&P Core Earnings* calculation principally reflects adjustments to add back minority interest, includes stock option and related compensation expense, and excludes non-operational items such as net gains or losses on investments.

For the first quarter of fiscal 2004, Accenture’s core earnings were $260 million, or $0.25 per fully diluted share, compared with $224 million, or $0.22 per fully diluted share, for the comparable period of fiscal year 2003. Accenture’s core earnings per share of $0.25 compare with reported fully diluted earnings per share of $0.33, primarily reflecting the impact of stock options, the company’s employee share purchase plan, and the benefit of the decrease in reorganization liabilities.

Accenture’s core earnings were calculated in consultation with Standard & Poor’s Corporate Value Consulting division to ensure consistency with the S&P Core Earnings* methodology. (A full reconciliation to GAAP earnings with notes is attached.)

Conference Call and Webcast Details

Accenture will host a conference call at 8:15 a.m. ET today to discuss its first-quarter fiscal 2004 financial results. To participate, please dial +1 (888) 276-9995 [+1 (612) 326-1003 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com and via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 714765 from 4:30 p.m. ET Tuesday, Jan. 13 through 11:59 p.m. ET Tuesday, Jan. 27.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With approximately 86,000 people in 48 countries, the company generated net revenues of US$11.8 billion for the fiscal year ended Aug. 31, 2003. Its home page is www.accenture.com.

Forward-Looking Statements

This press release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

Contact:
Roxanne Taylor
Director, Corporate Communications
Accenture
+1 (917) 452 5106
roxanne.taylor@accenture.com

ACCENTURE LTD

CONSOLIDATED INCOME STATEMENT

For the Three Months Ended November 30, 2003 and 2002
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	2003		2002

		% of Net		% of Net
		Revenues		Revenues

REVENUES:
Revenues before reimbursements (Net revenues)	$3,261,585	100%	$2,929,958	100%
Reimbursements	312,903	10%	397,489	14%

Revenues	3,574,488	110%	3,327,447	114%
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	2,150,890	66%	1,774,197	61%
Reimbursable expenses	312,903	10%	397,489	14%

Cost of services	2,463,793	76%	2,171,686	74%
Sales and marketing	350,597	11%	355,833	12%
General and administrative costs	339,356	10%	370,731	13%
Reorganization benefit	(86,398)	(3)%	—	0%

Total operating expenses	3,067,348	94%	2,898,250	99%

OPERATING INCOME	507,140	15.5%	429,197	14.6%
Gain on investments, net	498	0%	3,805	0%
Interest income	10,423	0%	9,093	0%
Interest expense	(5,751)	0%	(6,536)	0%
Other income (expense)	1,526	0%	(1,775)	0%
Equity in losses of affiliates	(686)	0%	(530)	0%

INCOME BEFORE TAXES	513,150	16%	433,254	15%
Provision for taxes	178,576	5%	164,637	6%

INCOME BEFORE MINORITY INTEREST	334,574	10%	268,617	9%
Minority interest	(160,234)	(5)%	(141,746)	(5)%

NET INCOME	$174,340	5%	$126,871	4%

EARNINGS PER SHARE:
- Basic	$0.34		$0.27

- Diluted	$0.33		$0.27

WEIGHTED AVERAGE SHARES:
- Basic	519,417,011		468,119,491
- Diluted	1,019,952,588		1,000,572,365

ACCENTURE LTD

SUMMARY OF REVENUES

For the Three Months Ended November 30, 2003 and 2002
(In thousands of U.S. dollars)
(Unaudited)

			Percent	Percent
	Three Months Ended		Increase/	Increase/
	November 30,		(Decrease)	(Decrease)	Percent of Total
	2003	2002	US$	Local Currency	2003 Net Revenues

OPERATING GROUPS
Communication & High Tech	$879,010	$830,007	6%	0%	27%
Financial Services	646,049	601,922	7%	(1)%	20%
Government	478,219	358,938	33%	27%	15%
Products	701,141	649,618	8%	1%	21%
Resources	554,627	487,268	14%	7%	17%
Other	2,539	2,205	15%	n/m	0%

TOTAL Net Revenues	3,261,585	2,929,958	11%	4%	100%

Reimbursements	312,903	397,489	(21)%

TOTAL REVENUES	$3,574,488	$3,327,447	7%

GEOGRAPHY
Americas	$1,491,569	$1,392,295	7%	5%	46%
EMEA	1,550,130	1,330,627	16%	4%	47%
Asia Pacific	219,886	207,036	6%	(3)%	7%

TOTAL Net Revenues	3,261,585	2,929,958	11%	4%	100%

Reimbursements	312,903	397,489	(21)%

TOTAL REVENUES	$3,574,488	$3,327,447	7%

n/m = not meaningful

ACCENTURE LTD

CONSOLIDATED BALANCE SHEETS

November 30, 2003 and August 31, 2003

(In thousands of U.S. dollars)

	November 30,	August 31,
	2003	2003

	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,329,651	$2,332,161
Restricted cash	4,357	83,280
Receivables from clients, net	1,486,133	1,416,153
Unbilled services	1,004,231	828,515
Other current assets	427,998	377,102

Total current assets	5,252,370	5,037,211

NON-CURRENT ASSETS:
Investments	30,526	33,330
Property and equipment, net	631,022	650,455
Other non-current assets	789,348	738,244

Total non-current assets	1,450,896	1,422,029

TOTAL ASSETS	$6,703,266	$6,459,240

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term debt	$36,214	46,162
Accounts payable	496,809	573,201
Deferred revenues	659,021	676,841
Accrued payroll and related benefits	1,063,085	974,319
Other accrued liabilities	1,195,484	1,080,573

Total current liabilities	3,450,613	3,351,096

NON-CURRENT LIABILITIES:
Long-term debt	13,729	13,955
Other non-current liabilities	1,354,241	1,416,395

Total non-current liabilities	1,367,970	1,430,350

MINORITY INTEREST	844,694	883,586

EQUITY:
Shareholders’ equity	1,039,989	794,208

Total equity	1,039,989	794,208

TOTAL LIABILITIES AND EQUITY	$6,703,266	$6,459,240

ACCENTURE LTD

CORE EARNINGS CALCULATION USING STANDARD & POOR’S CORE EARNINGS*
METHODOLOGY

For the Three Months Ended November 30, 2003 and 2002
(In thousands of U.S. dollars)
(Unaudited)

	2003	2002	Notes

Net Income	$174,340	$126,871
S&P Core Earnings* Adjustments
Minority interest relating to Accenture SCA and Accenture Canada Holdings, Inc. (net of tax)	160,158	142,266	[A]

	334,498	269,137
Include:
Employee stock option and share purchase plan expense	(39,450)	(59,784)	[B]
Pension adjustments	12,035	(5,441)	[C]
Exclude:
(Gain) loss on investments, net, excluding SFAS 133	(48)	(3,771)	[D]
(Gain) loss on disposal of property and equipment	1,805	4,237	[E]
Charges/reversals relating to prior-period reorganization costs	(86,398)	—	[F]

S&P Core Earnings* Adjustments before taxes	(112,056)	(64,759)
Tax effect	37,247	19,676	[G]

S&P Core Earnings* Adjustments, net	(74,809)	(45,083)

S&P Core Earnings*	$259,689	$224,054

EPS, S&P Core Earnings* (Diluted)	$0.25	$0.22

EPS, GAAP (Diluted)	$0.33	$0.27

Weighted Average Diluted Shares Outstanding	1,019,952,588	1,000,572,365	[H]

S&P Core Earnings* and EPS, S&P Core Earnings* (Diluted) are non-GAAP financial measures.

NOTES TO STANDARD & POOR’S CORE EARNINGS* ADJUSTMENTS
(Unaudited)

[A]	Some of our partners and former partners and their permitted transferees own shares in our subsidiary Accenture SCA and in our subsidiary Accenture Canada Holdings, Inc., which are non transferable except by exchange for shares in Accenture Ltd (or for cash at the Company’s option). The shareholders of Accenture SCA and Accenture Canada Holdings, Inc. have substantially the same rights and economic interests as Accenture Ltd shareholders and are subject to the same restrictions. In addition, we view and operate the business as a single enterprise. We similarly focus on the results of Accenture as a whole as we believe that this better reflects the substance of the overall Accenture corporate structure. Therefore, the minority interest related to these shareholders is added back to Net Income. Net income before Minority interest is also consistent with diluted shares, which assume the conversion of all minority Accenture SCA and Accenture Canada Holdings Inc. shares on a one for one basis.

[B]	As we elect to follow Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for employee stock options and share purchase rights rather than the alternative fair value accounting provided for under SFAS No. 123, “Accounting for Stock-Based Compensation,” in which stock options and share purchase rights are expensed, we have deducted the amount as computed under SFAS 123 in accordance with the S&P Core Earnings* methodology. The impact of income taxes and minority interests is shown in the following table:

	Three Months Ended
	November 30,

	2003	2002

Employee stock options and share purchase rights expense, before tax and minority interest	$39,450	$59,784
Income tax benefit	(11,835)	(17,935)
Minority interest	(13,222)	(22,121)

Employee stock option and purchase plan expense, net of tax and minority interest	$14,393	$19,728

[C]	Under the S&P Core Earnings* methodology, pension service costs and interest costs (to the extent that interest cost exceeds actual returns on assets) are included in the Company’s core earnings. Other items, such as expected returns on plan assets and amortization of gains and losses and prior service costs, are not included in the S&P Core Earnings* methodology. Pension expense computed under generally accepted accounting principles has been adjusted to reflect service costs, interest costs, and actual returns on pension plan assets.

[D]	Under the S&P Core Earnings* methodology, investment gains and losses are not considered a part of the Company’s normal, or core, business. As such, these items are excluded from S&P Core Earnings*. No adjustment is required for SFAS 133 items for purposes of calculating S&P Core Earnings*. The adjustment represents Gain (loss) on investments, net as reported under generally accepted accounting principles adjusted for SFAS No. 133 gain of $450 and $34 for the three months ended November 30, 2003 and 2002, respectively.

[E]	Under the S&P Core Earnings* methodology, gains and losses on disposal of property, plant and equipment are excluded from core earnings.

[F]	In connection with our transition to a corporate structure in 2001, Accenture recorded tax related re-organization costs of $455 million. For the three months ended November 30, 2003, Accenture recorded a benefit of $86 million related to this charge. Accenture did not record net income or expense related to this charge during the three months ended November 30, 2002. Under the S&P Core Earnings* methodology, amounts relating to restructuring charges recorded in prior periods do not relate to the on-going operations and are excluded from the calculation of core earnings.

[G]	Under the S&P Core Earnings* methodology, we have applied the statutory federal tax rate of 35% to the S&P Core Earnings* adjustments with the exception of stock options and share purchase rights. Stock options and share purchase rights are tax affected using a 30% tax rate, which is consistent with the rate used in our financial statement disclosures and represents our best estimate of the tax benefit related to stock options and share purchase rights.

[H]	Diluted shares outstanding represent average shares outstanding for purposes of computing Diluted Earnings Per Share under generally accepted accounting standards, as well as Diluted Earnings Per Share under S&P Core Earnings* methodology.

* Standard & Poor’s Corporate Value Consulting (“S&P CVC”) has reviewed Accenture’s calculation of Core Earnings for consistency with Standard & Poor’s Core Earnings methodology. This review was based solely on financial information generated by Accenture; Standard & Poor’s has not conducted any review or undertaken to investigate or verify, and is not responsible for, the basis, adequacy, accuracy or completeness of the information used in Accenture’s calculation of Core Earnings. Standard & Poor’s review has been limited solely to the application of the Standard & Poor’s Core Earnings methodology to the specific financial information generated, prepared and provided by Accenture; Standard & Poor’s makes no representation as to the adequacy or accuracy of Accenture’s financial information used in the calculation. Standard & Poor’s has no duty to update its review of Accenture’s calculation of Core Earnings. Standard & Poor’s Core Earnings methodology is published on Standard & Poor’s web site at www.standardandpoors.com.